Exhibit 99.1

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES TWO-FOR-ONE STOCK SPLIT

DEFIANCE, OHIO (June 22, 2018) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today that its Board of Directors has authorized a stock split in the form of a share distribution of one share of common stock on each of the outstanding shares and treasury shares of common stock. The stock split is payable on July 12, 2018, to shareholders of record on July 2, 2018. The stock split does not change the proportionate interest a stockholder maintains in First Defiance. As a result, the number of outstanding shares of common stock will increase to approximately
20.4 million shares of common stock.

In connection with the stock split, the Board of Directors approved an amendment to First Defiance’s Articles of Incorporation to increase the number of shares of common stock that First Defiance is authorized to issue from 25,000,000 shares to 50,000,000 shares. A Certificate of Amendment of the Articles of Incorporation was filed with the Secretary of State of Ohio on June 22, 2018.

Donald P. Hileman, President and Chief Executive Officer, stated, “First Defiance’s strong financial performance record has delivered a five-year total return to shareholders in excess of 200%. We believe this split will enhance the liquidity of our stock by making more shares available in the market within a price range more attractive to investors.”

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal Bank operates 43 full-service branches and numerous ATM locations in northwest and central Ohio, southeast Michigan and northeast Indiana and a loan production office in Ann Arbor, Michigan. First Insurance Group is a full-service insurance agency with nine offices throughout northwest Ohio.

For more information, visit the company’s website at www.fdef.com.

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